As filed with the Securities and Exchange Commission on December 5, 2022

Registration No. 333-258306

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lordstown Motors Corp.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	83-2533239 (I.R.S. Employer Identification Number)

2300 Hallock Young Road Lordstown, Ohio 44481 (234) 285-4001

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Melissa A. Leonard

Lordstown Motors Corp.

2300 Hallock Young Road

Lordstown, Ohio 44481

(234) 285-4001

(Name, address, including zip code and telephone number, including area code, of agent for service) With copies to:

Janet A. Spreen, Esq.

John J. Harrington, Esq.

Baker & Hostetler LLP

127 Public Square, Suite 2000

Cleveland, Ohio 44114

Tel: (216) 621-0200

Fax: (216) 696-0740

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENT AND DEREGISTRATION OF SECURITIES

Lordstown Motors Corp. (the “Company”) filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (File No. 333-258306) on July 30, 2021, which was declared effective on August 11, 2021, as amended by Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, which was declared effective on April 6, 2022 (as supplemented and amended, the “Registration Statement”).

The Registration Statement was filed to register the offer and sale of up to 35,144,690 shares of the Company’s Class A common stock, $0.0001 par value per share (“Common Stock”), by YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Selling Stockholder”). The shares of Common Stock offered by the Selling Stockholder had been issued pursuant to the Equity Purchase Agreement dated July 23, 2021 that the Company entered into with the Selling Stockholder (the “Purchase Agreement”). Effective November 22, 2022, the Company terminated the Purchase Agreement in accordance with its terms.

The Company has no further obligation to maintain effectiveness of the Registration Statement. Pursuant to the Company’s undertaking as required by Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 2 is being filed to terminate the effectiveness of the Registration Statement and to deregister, as of the effective date of this Post-Effective Amendment No. 2, all the shares of Common Stock that remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lordstown, State of Ohio, on December 5, 2022.

LORDSTOWN MOTORS CORP.

By:	/s/ Adam Kroll
Name: Adam Kroll
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.